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                     February 2, 2023

       Kevin Nazemi
       Chief Executive Officer
       Digital Transformation Opportunities Corp.
       10207 Clematis Court
       Los Angeles, CA 90077

                                                        Re: Digital
Transformation Opportunities Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 17,
2023
                                                            File No. 001-40177

       Dear Kevin Nazemi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Jonathan Ko, Esq.